Exhibit 4.1

1.	PREAMBLE AND DEFINITIONS
1.1	Title.

The Plan described in this document shall be called the “Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates”.

1.2	Purposes of the Plan.

The purposes of the Plan are:

a.	to promote a further alignment of interests between employees of the Corporation and its Affiliates and the shareholders of the Corporation; and
b.	to retain employees with the knowledge, experience and expertise required by the Corporation and its Affiliates.
1.3	Definitions.
1.3.1	“Affiliate” means any corporation, partnership or other entity in which the Corporation, directly or indirectly, has majority ownership interest.
1.3.2

“Agent” means such bank or trust company that is independent of and unaffiliated with the Corporation which may from time to time be appointed by the Committee to acquire Shares on behalf of and for the account of Eligible Employees in settlement of their Vested PSUs.

1.3.3

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.4

“Beneficiary” means, subject to Applicable Law, an individual who has been designated by an Eligible Employee, in such form and manner as the Committee may determine, to receive benefits payable under the Plan upon the death of the Eligible Employee, or, where no such designation is validly in effect at the time of death, the Eligible Employee’s legal representative.

1.3.5	“Board” means the Board of Directors of the Corporation.
1.3.6	“Cause” in respect of an Eligible Employee means just cause or cause under Applicable Law and, in addition, includes the Eligible Employee’s:
(a)	willful breach or neglect of the duties of his employment or willful breach or neglect of obligations to the Corporation or an Affiliate under the terms of his or her employment (whether written or unwritten), including being absent from his place of work for four or more days in succession without consent, except where such absence is permitted by Applicable Law or the terms of the Eligible Employee’s employment;

(b)	failure or refusal to perform such duties or obligations after demand for performance or to comply with the rules, policies or practices of the Corporation or an Affiliate, as applicable;
(c)	dishonesty;
(d)	insubordination;
(e)	gross, serious or repeated misconduct;
(f)	conduct where such conduct endangers, or is likely to endanger, the health or safety of others;
(g)	conviction of a crime constituting a felony or indictable offence;
(h)	serious breach of his or her contract of employment;
(i)	gross incompetence; or
(j)	action or failure to act which has the effect of bringing the Corporation and/or any Affiliate into disrepute.
1.3.7

“Change in Control” means, notwithstanding the terms of any agreement between the Corporation or an Affiliate and an Eligible Employee relating to a change in control of the Corporation or an Affiliate, the occurrence of any of the following events:

(a)

any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner, directly or indirectly of, securities of the Corporation which directly or following conversion thereof represent more than 50% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation;

(b)

the Corporation shall have disposed of, other than to an affiliate within the meaning of the Securities Act (Alberta), (A) all or substantially all of its assets, such that shareholder approval was required to be obtained under the Canada Business Corporations Act;

(c)	the shareholders of the Corporation approve the liquidation, winding up or other dissolution of the Corporation;
(d)

the Corporation enters into an amalgamation, arrangement, restructuring, reorganization, merger or consolidation (a “Transaction”) whereby, or the ultimate effect of which is, that the shareholders of the Corporation immediately prior to the Transaction have the right to vote less than 50% of the voting securities of the Corporation or the surviving entity (if different from the Corporation) following completion of the Transaction;

(e)

pursuant to a single election or appointment or a series of elections or appointments over any period from and after the effective date of this Plan (A) those individuals who at the effective date of this Plan constituted the Board, together with (B) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by a majority of the votes cast by all of the directors then still in office, who either were directors at the effective date of this Plan or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(f)

the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that for purposes of this Plan, a Change in Control of the Corporation has occurred.

Securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or its Affiliates shall not be taken into account in determining whether the threshold percentage in Section 1.3.7(a) above is exceeded.

For the purposes of this Section 1.3.7:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and
(b)	the term “beneficial ownership” shall have the meaning ascribed thereto in Section 5 of the Securities Act (Alberta).
1.3.8

“Committee” means the Management Succession and Compensation Committee of the Board, any successor thereto, or such other committee of the Board which may be appointed by the Board to, among other things, interpret, administer and implement the Plan and includes any delegate of the Committee under Section 10.3 with respect to such duties and powers as have been delegated to him or her thereunder.

1.3.9	“Corporation” means Talisman Energy Inc. and any successor corporation whether by amalgamation, merger or otherwise.
1.3.10

“Disability” means the Eligible Employee’s physical or mental incapacity that prevents him from substantially fulfilling his duties and obligations on behalf of the Corporation or, if applicable, an Affiliate, and in respect of which the Eligible Employee commences receiving, or is eligible to receive, disability benefits under the Corporation’s or an Affiliate’s short-term or long-term disability plan.

1.3.11	“Dividend Equivalent PSU” has the meaning set out in Section 5.2.
1.3.12	“Effective Date” has the meaning set out in Section 3.1.
1.3.13	“Eligible Employee” means any permanent non-union employee of the Corporation or an Affiliate as the Committee may, in its sole discretion, designate as eligible to participate in the Plan.
1.3.14	“Employed” means, with respect to an Eligible Employee, that:
(a)	he or she is performing work at a workplace of the Corporation or an Affiliate; or
(b)	he or she is not actively at work at a workplace of the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or Disability.

For greater certainty, except as expressly provided herein, an individual whose employment has been terminated without Cause by the Corporation or an Affiliate shall not be considered to be “Employed” for purposes of the Plan during any statutory, contractual or common law notice period and shall be considered to have ceased to be “Employed” for purposes of the Plan on the date on which the Corporation or an Affiliate, as the case may be, states is his or her last day of employment (provided that such individual has been given notice of termination of employment on or before such date).

1.3.15	“Grant” means a grant of PSUs made to an Eligible Employee pursuant to Section 4.1.
1.3.16

“Grant Agreement” means an agreement between the Corporation or an Affiliate and an Eligible Employee under which a PSU is granted, as contemplated by Section 4.2, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.17	“Grant Date” means the effective date of a Grant.

1.3.18	“Market Value” means, with respect to any particular date, the average closing price per Share on the Stock Exchange over the immediately preceding 5 Trading Days.
1.3.19

“Performance Condition” means such financial and/or operational performance criteria as may be determined by the Committee in respect of a Grant to any Eligible Employee or Eligible Employees and set out in a Grant Agreement. Performance Conditions may apply to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some of its Affiliates or a group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparator group, or otherwise.

1.3.20

“Performance Period” means, with respect to a Grant, the period commencing on January 1 of the year that includes the Grant Date and ending on December 31 of the second anniversary of such Grant Date, or such other date as may be specified in the Grant Agreement relating to such Grant, subject to Section 4.5.

1.3.21	“Plan” means this Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates including any schedules or appendices hereto, as amended from time to time.
1.3.22	“Pro Rated PSUs” has the meaning ascribed thereto in Sections 6.5, 6.6, 6.7, and 6.8 as applicable.
1.3.23

“PSU” means a unit granted to an Eligible Employee that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value.

1.3.24	“PSU Account” has the meaning set out in Section 5.1.
1.3.25

“Retirement” means the Eligible Employee’s retirement from the Corporation or an Affiliate, as applicable, provided that such retirement is accepted by the Corporation or Affiliate pursuant to a letter from the Corporation or Affiliate granting the Eligible Employee retirement status and confirming the Eligible Employee’s date of retirement.

1.3.26	“Settlement Date” means, with respect to a Grant, the date following the end of the Performance Period for such Grant fixed by the Committee for settlement of Vested PSUs.
1.3.27	“Share” means a common share of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the

Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.28	“Share Purchase Trust” means a trust established pursuant to Section 7.1 hereof, to acquire and hold Shares for delivery from time to time to Eligible Employees upon settlement of Vested PSUs.
1.3.29

“Stock Exchange” means The Toronto Stock Exchange, or if the Shares are not listed on The Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.30	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Corporation are listed.
1.3.31	“Talisman” means the Corporation and its Affiliates, collectively.
1.3.32

“Target Award” means, with respect to a Grant, 100% of the PSUs included in such Grant, determined without regard for any graduated vesting of such PSUs that may apply under the terms of the Grant Agreement applicable thereto.

1.3.33	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which Shares are actually traded.
1.3.34

“Trustee” means such bank or trust company that is independent of and unaffiliated with the Corporation and any Affiliate as may from time to time be appointed by the Committee as trustee of a Share Purchase Trust and may be the same person as the Agent.

1.3.35	“Vested PSUs” has the meaning set out in Section 6.1.
2.	CONSTRUCTION AND INTERPRETATION
2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.
2.2

Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Alberta.

2.3

Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS
3.1	Effective Date. The Corporation is establishing the Plan effective April 1, 2009.
3.2	No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate.
4.	PSU GRANTS AND PERFORMANCE PERIODS
4.1	Grant of PSUs. Each Eligible Employee may receive a Grant of PSUs in such number as may be specified by the Committee, with effect from such date(s) as the Committee may specify.
4.2

Grant Agreement. Each Grant and the participation of an Eligible Employee in the Plan shall be evidenced by a written Grant Agreement issued by the Corporation or an Affiliate containing such terms and in such form as may be prescribed by the Committee. Each Grant Agreement shall set forth, at a minimum, the Grant Date of the Grant evidenced thereby, the number of PSUs subject to such Grant, the applicable Performance Conditions, the applicable Performance Period(s) and the treatment of the Grant upon termination of employment.

The Committee may prescribe terms for Grant Agreements in respect of Eligible Employees who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Employees who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where in the Committee’s opinion such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Employees in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement shall be consistent with the Plan to the extent practicable having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable.

4.3

PSUs. Each PSU will give an Eligible Employee the right, subject to Section 10.4, to receive one Share purchased by the Agent on behalf and for the account of the Eligible Employee, or where the Committee so specifies, one Share from a Share Purchase Trust, or a cash payment in an amount determined in accordance with the Plan and such Grant Agreement, provided such PSU becomes a Vested

PSU in accordance with the terms of the Plan and the applicable Grant Agreement. For greater certainty, an Eligible Employee or Beneficiary shall have no right to receive any Shares or payment, and no payment shall be made as compensation, damages, or otherwise, with respect to any PSUs that are forfeited or otherwise do not become Vested PSUs.

4.4	Waiver or Change of Performance Conditions. The Committee may, without the consent of any Eligible Employee, subsequent to the making of a Grant:
a.	waive any Performance Condition applicable to such Grant, or determine that it has been satisfied;
b.

change or replace any Performance Condition or modify the weighting as between different Performance Conditions applicable to a particular Grant as the Committee sees fit in the event of a material change affecting Talisman including a material acquisition, disposition, change in Applicable Law or change in accounting or reserves/resources booking standards applicable to Talisman provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Eligible Employees under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood of vesting or amount of any Grant.

4.5

Other Terms and Conditions. Subject to the terms of the Plan, the Committee may, in its sole discretion, determine other terms or conditions of any PSUs, including terms or conditions pertaining to confidentiality of information relating the Corporation’s operations or businesses and any other additional conditions with respect to the grant or vesting of PSUs, in whole or in part, which other terms or conditions shall be set out in the applicable Grant Agreement. In addition, the Committee may, in its sole discretion, authorize the vesting of PSUs granted or credited to an Eligible Employee hereunder that would, in the absence of such authorization, be forfeited pursuant to Section 6.1.

For greater certainty, no term or condition imposed under a Grant Agreement may have the effect of causing settlement (in cash or in Shares) of any of an Eligible Employee’s PSUs to occur after December 31 of the third calendar year following the calendar year in respect of which such PSU was granted.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION
5.1

PSU Account. An account, called a “PSU Account”, shall be maintained by the Corporation, or an Affiliate, as specified by the Committee, for each Eligible Employee and will be credited with the Grants received by an Eligible Employee pursuant to Section 4.1 and Dividend Equivalent PSUs in respect of the PSUs included in such Grant. Where Section 6.5, Section 6.7 or Section 6.8 applies with respect to an Eligible Employee’s PSUs, effective at the time the calculation of Pro Rated PSUs is made under any such Section, the number of PSUs recorded in the Eligible Employee’s PSU Account will be decreased accordingly to equal the Eligible Employee’s Pro Rated PSUs. PSUs that fail to vest in an Eligible Employee pursuant to Section 6 and are forfeited, or that are settled in accordance with Section 7, shall be cancelled and shall cease to be recorded in the Eligible Employee’s PSU Account as of the date on which such PSUs are forfeited or settled, as the case may be.

5.2

Dividend Equivalent PSUs. Whenever cash dividends are paid on the Shares, additional PSUs will be credited to the Eligible Employee’s PSU Account in accordance with this Section 5.2 (“Dividend Equivalent PSUs”). The number of Dividend Equivalent PSUs will be calculated by dividing the cash dividends that would have been paid to the Eligible Employee if the PSUs recorded in the Eligible Employee’s PSU Account as at the record date for the cash dividend had been Shares by the Market Value on the date on which the dividends are paid on the Shares.

5.3

Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, a proportionate adjustment to reflect such change or changes shall be made with respect to the number of PSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs in the Eligible Employee’s PSU Account or some other appropriate basis, all as determined by the Committee in its sole discretion.

5.4	No Certificates. No certificates shall be issued with respect to any PSUs.
6.	VESTING OF PSUs
6.1

Vested PSUs. Vesting of PSUs granted to an Eligible Employee shall be determined in accordance with Section 6.2, Section 6.5, Section 6.6, Section 6.7, Section 6.8 or Section 6.9 as applicable. PSUs that vest are referred to herein as “Vested PSUs”. PSUs which have been granted to an Eligible Employee and which do not become Vested PSUs shall be forfeited by the Eligible Employee and the Eligible Employee will have no further right, title or interest in such PSUs.

6.2

Continued Employment. Subject to Section 6.9, PSUs that are the subject of a Grant to an Eligible Employee and Dividend Equivalent PSUs credited to the Eligible Employee’s PSU Account in respect thereof shall vest on the date on which the Committee determines that the applicable Performance Conditions have been satisfied in accordance with the Grant Agreement governing such Grant or waives such Performance Conditions, provided that the Eligible Employee remains Employed throughout the Performance Period.

For greater certainty, an Eligible Employee shall not be considered to have ceased being Employed for purposes of this Section 6.2 where, during a Performance Period, he or she ceases employment with the Corporation and immediately commences employment with an Affiliate or ceases employment with an Affiliate and immediately commences employment with the Corporation or another Affiliate.

6.3

Termination of Employment for Cause. In the event an Eligible Employee’s employment is terminated for Cause by the Corporation or an Affiliate, as applicable, before the Settlement Date in respect of any PSUs granted to the Eligible Employee, all such PSUs, whether or not Vested, and any Dividend Equivalent PSUs in respect of such PSUs, shall be forfeited and the Eligible Employee will have no further right, title or interest in such PSUs.

6.4

Termination of Employment due to Resignation. In the event an Eligible Employee resigns from his or her employment with the Corporation or an Affiliate, as applicable, prior to the end of the Performance Period in respect of PSUs granted to the Eligible Employee, all such PSUs, whether or not Vested, and any Dividend Equivalent PSUs in respect of such PSUs, shall be forfeited and the Eligible Employee will have no further right, title or interest in such PSUs. For greater certainty, an Eligible Employee who is Employed throughout a Performance Period but resigns prior to the Settlement Date in respect of such Performance Period shall not forfeit any PSUs granted in respect of such Performance Period or related Dividend Equivalent PSUs as a result of such resignation.

6.5

Termination without Cause. In the event an Eligible Employee’s employment is terminated without Cause by the Corporation or an Affiliate, as applicable, prior to the end of the Performance Period relating to a Grant of PSUs to the Eligible Employee, except as otherwise determined by the Committee, the number of such PSU and any Dividend Equivalent PSUs in respect of such PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs and Dividend Equivalent PSUs recorded in his or her PSU Account in respect of such Grant as at the date on which he or she ceases to be Employed,
B

equals the total number of days between the first day of the Performance Period for such Grant and the date on which the Eligible Employee ceases to be Employed (rounded up to the nearest whole number of days), and

C	equals the total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period for such Grant and the date on which Performance Period ends,

shall, subject to Section 6.9, be eligible to become Vested PSUs at the end of such Performance Period, subject to satisfaction or waiver by the Committee of the Performance Conditions relating to such Grant.

6.6

Death. In the event an Eligible Employee ceases to be Employed by reason of death prior to the end of the Performance Period applicable to a Grant of PSUs to the Eligible Employee, subject to Section 6.9, the number of PSUs and any Dividend Equivalent PSUs in respect of such PSUs that become Vested PSUs on the last day of such Performance Period shall be the number of PSUs that would have vested pursuant to the Plan and the Grant Agreement applicable to such Grant had the Eligible Employee remained Employed until the end of such Performance Period.

6.7

Retirement. In the event an Eligible Employee ceases to be Employed by reason of Retirement prior to the end of the Performance Period applicable to a Grant of PSUs to the Eligible Employee, the number of such PSUs and any Dividend Equivalent PSUs in respect of such PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs and any Dividend Equivalent PSUs in respect of such PSUs recorded in his or her PSU Account in respect of such Grant as at the date of his or her Retirement,
B

equals the total number of days between the first day of the Performance Period for such Grant and the Eligible Employee’s date of Retirement (rounded up to the nearest whole number of days) plus the lesser of 365 days and the number of days remaining in such Performance Period on such date of Retirement, and

C	equals the total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period for such Grant and the date on which Performance Period ends,

shall, subject to Section 6.9, be eligible to become Vested PSUs at the end of such Performance Period, subject to satisfaction or waiver by the Committee of the Performance Conditions relating to such Grant.

6.8

Business Sales. In the event that the Corporation disposes of all or substantially all of its ownership interest in an Affiliate or the Corporation or an Affiliate disposes of all or substantially all of the assets of a business unit of the Corporation or the Affiliate, as applicable, and, in connection with any such disposition, an Eligible Employee who has received a Grant of PSUs ceases to be Employed prior to the end of the Performance Period relating to such Grant (other than in circumstances in which Section 6.3 applies), except as otherwise determined by Committee, the number of such PSUs and any Dividend Equivalent PSUs in respect of such PSUs determined by the formula A x B/C (the “Pro Rated PSUs”), where

A	equals the total number of PSUs and Dividend Equivalent PSUs recorded in his or her PSU Account in respect of such Grant as at the date on which he or she ceases to be Employed,
B

equals the total number of days between the first day of the Performance Period for such Grant and the date on which the Eligible Employee ceases to be Employed (rounded up to the nearest whole number of days), and

C	equals the total number of days (rounded up to the nearest whole number of days) between the first day of the Performance Period for such Grant and the date on which Performance Period ends,

shall, subject to Section 6.9, be eligible to become Vested PSUs at the end of such Performance Period, subject to satisfaction or waiver by the Committee of the Performance Conditions relating to such Grant.

6.9

Change in Control. In the event of a Change in Control prior to the end of the Performance Period for a Grant of PSUs to an Eligible Employee (excluding individuals whose employment has been terminated for Cause):

a.

the Committee shall determine the extent to which the Performance Conditions applicable to the PSUs recorded in the Eligible Employee’s PSU Account have been satisfied during the portion of the applicable Performance Period(s) completed prior to the Change in Control;

b.

if, having regard to the determination contemplated in paragraph a. above, the Committee determines that the number of PSUs in respect of a Grant that are eligible to become Vested PSUs in connection with the Change in Control exceeds the Target Award in respect of such Grant, PSUs and any Dividend Equivalent PSUs in respect of such PSUs recorded in an Eligible Employee’s PSU Account as at the effective date of the Change in Control increased by the appropriate multiplier under the applicable Grant Agreement, as determined by the Committee, shall become Vested PSUs effective at the time of the Change in Control;

c.

if, having regard to the determination contemplated in paragraph a. above, the Committee determines that the number of PSUs in respect of a Grant that are eligible to become Vested PSUs in connection with the Change in Control does not exceed the Target Award in respect of such Grant, no less than such Target Award and any Dividend Equivalent PSUs in respect of such Target Award shall become Vested PSUs effective at the time of the Change in Control.

PSUs and Dividend Equivalent PSUs in respect thereof which vest pursuant to this Section 6.9 shall be settled as soon as practicable after the effective date of the Change in Control.

7.	PURCHASE OF SHARES AND SETTLEMENT OF VESTED PSUs
7.1

Establishment of Share Purchase Trusts. The Corporation or, on the direction of the Committee, an Affiliate, may establish one or more Share Purchase Trusts, on such terms and conditions as the Committee shall determine and in compliance with Applicable Law, and may contribute cash for the purchase of Shares thereto, in such amounts as the Committee shall determine, on behalf of the Corporation and/or on behalf of such other Affiliate(s) as the Committee may direct.

7.2

Purchase of Shares by Trustee. Shares delivered to Eligible Employees from a Share Purchase Trust in connection with the settlement of Vested PSUs shall be purchased on the open market by the Trustee acting through a broker designated by the Trustee who is independent of the Corporation in accordance with Stock Exchange Rules and who is a member of the Stock Exchange. Subject to the foregoing part of this Section 7.2, any such designation of a broker may be changed from time to time.

7.3

Purchase of Shares by Agent. Shares delivered to Eligible Employees in connection with the settlement of Vested PSUs otherwise than from a Share Purchase Trust shall be purchased on the open market by the Agent through a broker designated by the Agent who is independent of the Corporation in accordance with Stock Exchange Rules and who is a member of the Stock Exchange. Subject to the foregoing part of this Section 7.3, any such designation of a broker may be changed from time to time. The Corporation shall notify the Agent as to the number of Shares to be purchased by the Agent on behalf of the Eligible Employee, on the basis of one Share for each Vested PSU, subject to provision for applicable taxes and other source deductions in accordance with Section 10.4. As soon as practicable thereafter, the Agent shall purchase on the open market the number of Shares specified in the notice from the Corporation and shall advise the Eligible Employee, or the Eligible Employee’s Beneficiary, as applicable, and the Corporation of:

a.	the aggregate purchase price of the Shares;
b.	the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share);

c.	the amount of any related brokerage commission; and
d.	the settlement date for the purchase of the Shares.

On the settlement date in respect of the Shares purchased hereunder, upon payment of the aggregate purchase price and related brokerage commission by the Corporation or an Affiliate on behalf of the Eligible Employee or the Eligible Employee’s Beneficiary, as applicable, the Agent shall credit such Shares to an account with the Agent in the name of the Eligible Employee or the Eligible Employee’s Beneficiary, as applicable.

7.4	Settlement.On the Settlement Date an Eligible Employee’s Vested PSUs shall be settled as determined by the Committee, through any of the following:
a.	through the delivery to the Eligible Employee or his or her Beneficiary, as applicable of Shares from a Share Purchase Trust subject to Section 10.4;
b.	through the purchase of Shares by the Agent for the account of the Eligible Employee or his or her Beneficiary, as applicable, in accordance with Section 7.3;
c.	a cash payment to the Eligible Employee or his or her Beneficiary, as applicable determined in accordance with Section 7.5, or
d.	any combination of Shares from a Share Purchase Trust, Shares purchased by the Agent in accordance with Section 7.3 and/or cash, all as determined by the Committee.
7.5	Settlement in Cash.
7.5.1	Subject to Section 7.5.1 and Section 10.4, settlement of Vested PSUs in cash pursuant to Section 7.4 shall be made through the payment of an aggregate amount determined by the formula A x B, where:
A	equals the Market Value on the last day of the Performance Period (or, where applicable, the date of a Change in Control), and
B	equals the number of Vested PSUs being settled in cash.

7.5.2

Subject to Section 10.4, in the event that at the time contemplated for the purchase of Shares under Section 7.3 there is no public market for the Shares, or at the time contemplated for the delivery of Shares the Committee determines, in its sole discretion, that having regard to Applicable Law, it would be impractical or result in a breach of such Applicable Law to provide Shares to an Eligible Employee or a group of Eligible Employees the obligations of the Corporation or any Affiliate with respect to such Eligible Employee(s)’ Vested PSUs shall be met by a payment in cash in such amount as is reasonably determined by the

Committee to be equitable in the circumstances based on the value of the Shares at the time of payment, such determination to be final and binding for all purposes.

8.	CURRENCY
8.1	Currency. Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.
9.	SHAREHOLDER RIGHTS
9.1

No Rights to Shares. PSUs are not Shares and the grant of PSUs will not entitle an Eligible Employee to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.	ADMINISTRATION
10.1

Committee. Unless otherwise determined by the Board or as specified herein, the Plan shall be administered in accordance with its terms by the Committee in its sole discretion. Subject to and consistent with the terms of the Plan, in addition to any authority of the Committee specified under any other terms of the Plan, the Committee shall have full and complete discretionary authority to:

a.	interpret the Plan and Grant Agreements;
b.	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Grant Agreements; and
c.	approve or authorize the applicable form and terms of Grant Agreements.
10.2

Compliance with Laws and Policies. The Corporation’s issuance of any PSUs and its obligation to arrange for the purchase of any Shares or make any payments is subject to compliance with Applicable Law. Each Eligible Employee shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Eligible Employee will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Eligible Employee in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. The Shares have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered or an exemption from registration is available. The Corporation intends to file a registration statement with respect to shares offered or sold in the United States.

10.3	Delegation. The Committee may also delegate to any officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.

10.4

Withholdings. So as to ensure that the Corporation, an Affiliate or the Trustee, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of an Eligible Employee, the Corporation, an Affiliate or the Trustee, as applicable, may withhold or cause to be withheld from any amount payable to an Eligible Employee, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation, the Affiliate or the Trustee, as applicable, to so comply. The Corporation, an Affiliate and the Trustee shall also have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by selling or requiring an Eligible Employee to sell Shares which would otherwise be delivered or provided to the Eligible Employee hereunder. The Committee may require an Eligible Employee, as a condition to the settlement of any PSUs, to pay or reimburse the Corporation, an Affiliate or the Trustee for any such withholding or other required deduction of amounts related to the settlement of such PSUs.

10.5

No Additional Rights. Neither the designation of an employee as an Eligible Employee nor the grant of any PSUs to any Eligible Employee entitles any person to the grant, or any additional grant, as the case may be, of any PSUs under the Plan.

10.6

Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part. No amendment of the Plan shall, without the consent of the Eligible Employees affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Eligible Employees with respect to PSUs granted prior to the date of the amendment. Upon termination of the Plan, all unvested PSUs shall continue to vest and be settled in accordance with the terms of the Plan and the applicable Grant Agreement.

10.7	Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan.
10.8

Unfunded Obligation. The obligation to make payments that may be required to be made under the Plan will be an unfunded and unsecured obligation of the Corporation or an Affiliate, as applicable. The Plan, or any provision thereunder, shall not create (or be construed to create) any trust or other obligation to fund or secure amounts payable under the Plan in whole or in part.

11.	ASSIGNMENT
11.1	Assignment. The assignment or transfer of the PSUs, or any other benefits under this Plan, shall not be permitted other than by operation of law.

PERFORMANCE SHARE UNIT PLAN FOR ELIGIBLE EMPLOYEES OF TALISMAN ENERGY INC. AND ITS AFFILIATES

Adopted with effect from April 1, 2009